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                                                                     Exhibit 8.1



                     [Letterhead of Fulbright & Jaworski L.L.P.]



June 2, 1999



Kaneb Pipe Line Partners, L.P.
2435 North Central Expressway
Suite 700
Richardson, Texas  75080


Dear Sirs:

          We have acted as special counsel for Kaneb Pipe Line Company, a Delaware corporation, and Kaneb Pipe Line Partners, L.P., a Delaware limited partnership ("Kaneb Partners"), in connection with the offering of units representing limited partner interests ("Units") in Kaneb Partners pursuant to the Registration Statement on Form S-3 (Registration No. 333-76067) of Kaneb Partners (the "Registration Statement").

          We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Units in the offering made pursuant to the prospectus (the "Prospectus") included within the Registration Statement. In response to such request we have prepared the section of the Prospectus entitled "Federal Income Tax Considerations" as such opinion.

          We consent to the reference to our firm under the captions "Risk Factors--Tax Related Risks" and "Federal Income Tax Considerations" in the Prospectus and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/

                                   Fulbright & Jaworski L.L.P.